Exhibit 99.1

Cathay General Bancorp Completes Tender Offer for Great Eastern Bank

LOS ANGELES, April 7 /PRNewswire-FirstCall/ -- Cathay General Bancorp ("Cathay") (Nasdaq: CATY), the holding company for Cathay Bank, announced today that its tender offer for all of the shares of common stock of Great Eastern Bank was successfully completed at midnight, New York City time, on April 6, 2006. Based on a preliminary report from the exchange agent, Cathay accepted for purchase 1,445,142 Great Eastern Bank shares that had been tendered and not withdrawn as of the expiration of the offer, representing approximately 83.6% of the shares outstanding.

Under the terms of the offer and subject to certain proration provisions, holders who receive Cathay common stock will receive 1.5436 shares of Cathay common stock for each share of Great Eastern Bank common stock owned by them and holders who receive cash will receive $58.44 in cash.

When all regulatory approvals are obtained and following the expiration of any applicable waiting periods, Great Eastern Bank will be merged with and into Cathay Bank.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates twenty-nine branches in California, four branches in New York State, one in Massachusetts, one in Houston, Texas, two in Washington State, and representative offices in Taipei, Hong Kong, and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this news release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this news release are forward-looking statements. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the company's ability to successfully obtain regulatory approval to consummate the merger of Great Eastern Bank and or realize the benefits of such a transaction if consummated. These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2005, its reports and registration statements filed with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. All forward-looking statements speak only as of the date of this news release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events. This release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Cathay General Bancorp.

Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.